Exhibit 10.1
Summary of
Fiscal 2013 Management Incentive Plan
for Tandy Brands Accessories, Inc.

The Board of Directors of Tandy Brands Accessories, Inc. (the "Company"), on June 26, 2012, approved the Company's fiscal 2013 management incentive plan, pursuant to which cash bonuses for the Company's executive officers will be determined for fiscal 2013.  Under the management incentive plan, target payout opportunities are expressed as a percentage of base salary, with threshold, target and maximum payout opportunities expressed as a percentage of the target award (actual payouts may generally range anywhere between the threshold and maximum percentages).  No cash bonuses will be paid if threshold performance is not achieved.  All executive officer payouts are subject to the approval of the Board of Directors.

Bonus amounts will vary depending on the Company's performance against target goals.  If the Company achieves (a) the threshold level, the participant would be eligible for 50% of the target bonus, (b) the target level, the participant would be eligible for 100% of the target bonus, and (c) the maximum level, the participant would be eligible for 200% of the target bonus.  The actual bonus paid may be varied up to 20% higher or lower based on a subjective assessment of the individual's performance and contribution to achieving the Company's goals.

Payout opportunities are set at performance levels that, in the judgment of the Compensation Committee, will facilitate the Company's overall growth and performance.  In addition, the Board of Directors may, in its discretion, adjust the target performance measures to exclude one-time, non-operating items that may occur during the performance period.

For fiscal 2013, the Compensation Committee approved the following target payout opportunities and performance measures for the Company's executive officers:

Executive Officer	Target Payout Opportunity (as a % of Base Salary)	Performance Measures
Chief Executive Officer	75%	80% based on profit before tax 20% based on net sales
Chief Financial Officer	50%	80% based on profit before tax 20% based on net sales
Other Executive Officers	50%	45% based on profit before tax 15% based on net sales 40% based on certain components of the individual's job function